                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              CHEVRON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(LOGO)

               CHEVRON CORPORATION

                                             NOTICE OF ANNUAL MEETING
                                             OF STOCKHOLDERS AND
                                             PROXY STATEMENT

                                             MAY 7, 1996

                                             NOB HILL MASONIC CENTER

                                             1111 CALIFORNIA STREET

                                             SAN FRANCISCO, CALIFORNIA

                                                                          (LOGO)

San Francisco, California
March 22, 1996

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--MAY 7, 1996

To Our Stockholders:

The Annual Meeting of Stockholders of Chevron Corporation will be held at 9:30 a.m., local time, on Tuesday, May 7, 1996, in the Auditorium of the Nob Hill Masonic Center, 1111 California Street, San Francisco, California (the "Meeting").

The Meeting will be held for the following purposes as set forth in the attached proxy statement:

     - ITEM 1--to elect 10 Directors;

     - ITEM 2--to ratify the appointment of independent public accountants;

     - ITEMS 3 THROUGH 6--to take action on stockholder proposals;

and to act upon such other matters as may properly be brought before the Meeting.

Stockholders of record at the close of business on March 11, 1996 are entitled to vote at the Meeting. The number of outstanding voting securities of Chevron Corporation on February 15, 1996 was 652,586,311 shares of Common Stock, $1.50 par value. Each share is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at the Nob Hill Masonic Center on May 7, 1996 and for 10 days prior to the Meeting, between the hours of 8:00 a.m. and 4:00 p.m. at the office of the Transfer Agent, Chevron Corporation, 225 Bush Street, San Francisco, California.

Please carefully read the attached proxy statement for information on the matters to be considered and acted upon at the Meeting. We hope that you will attend the Meeting. Information about attending the Meeting is located on page 21 of the proxy statement. If you cannot attend, please vote on the listed items by marking, signing, and returning the enclosed proxy card. Your shares cannot be voted unless you sign and return a proxy or vote by ballot at the Meeting.

By Order of the Board of Directors

/s/ Lydia I. Beebe
----------------------------------
Lydia I. Beebe
Secretary

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
General Information for Stockholders..................................................    1
  Voting Procedures...................................................................    1
  Confidential Voting.................................................................    1
  Expenses of Solicitation............................................................    1
ITEM 1 Election of Directors..........................................................    2
     Nominees for Directors...........................................................    2
     Stock Ownership of Directors and Executive Officers..............................    5
     Board Committees and Meeting Attendance..........................................    5
     Non-employee Directors' Compensation.............................................    6
     Executive Compensation...........................................................    7
       Management Compensation Committee Report on Executive Compensation.............    7
       Summary Compensation Table.....................................................   10
       Option Grants in 1995 Table....................................................   11
       Aggregated Option Exercises and 1995 Year-End Option Value Table...............   11
       Long-Term Incentive Plan-1995 Performance Unit Awards Table....................   12
       Pension Plan Table.............................................................   12
       Performance Graph..............................................................   13
ITEM 2 Approval of the Appointment of Independent Public Accountants..................   14
Stockholder Proposals.................................................................   14
ITEM 3 Stockholder Proposal to Limit Annual and Cumulative Retirement Pay.............   15
ITEM 4 Stockholder Proposal to Pay Directors Exclusively in Common Stock..............   16
Board Discussion of Nigerian Operations...............................................   17
ITEM 5 Stockholder Proposal to Develop Country Investment Guidelines..................   18
ITEM 6 Stockholder Proposal to Prepare an Investment Risk Report on Nigeria...........   20
Compliance with Section 16 of the Exchange Act........................................   20
Information About Attending the Meeting...............................................   21
Other Matters.........................................................................   21

                                                CHEVRON CORPORATION
                                                575 Market Street
                                                San Francisco, California 94105

March 22, 1996

                                PROXY STATEMENT

This proxy statement is furnished by the Board of Directors of Chevron Corporation ("Chevron") to help you exercise your voting rights at the May 7, 1996 Annual Meeting of Stockholders (the "Meeting"). The accompanying proxy card enables you to vote your shares of Chevron Corporation Common Stock, $1.50 par value ("Chevron Stock") without being present at the Meeting.

                      GENERAL INFORMATION FOR STOCKHOLDERS

VOTING PROCEDURES

If you are a stockholder of Chevron, you can be represented at the Meeting and have your shares voted as you direct by means of the enclosed proxy card. The proxy holders, K. T. Derr, C. M. Pigott and G. H. Weyerhaeuser, will vote all shares of Chevron Stock represented by the proxy cards that are properly signed and returned by stockholders. Your shares will be voted by the proxy holders as you have directed. You may specify your voting choices by marking the appropriate boxes on the proxy card. If you properly sign and return your proxy card, but do not specify your choices, your shares will be voted as recommended by the Board of Directors. The proxy card also authorizes the proxy holders to vote the shares represented on any matters not known at the time this proxy statement was printed that may be properly presented for action at the Meeting. YOU MUST RETURN A SIGNED PROXY CARD TO PERMIT THE PROXY HOLDERS TO VOTE YOUR SHARES.

The Board of Directors encourages you to complete and return the proxy card even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting. If you attend the Meeting and wish to vote, your ballot at the Meeting will cancel any proxy that you have previously given.

Under Chevron's Restated Certificate of Incorporation and By-Laws, each outstanding share of Chevron Stock is entitled to cast one vote for as many separate nominees as there are Directors to be elected and for or against all other matters presented.

The nominees receiving the most support for the number of positions to be filled are elected Directors. Proposals are approved if the number of shares voted in favor exceed the number voted against. Abstentions and broker non-votes do not affect the calculation.

CONFIDENTIAL VOTING

Corporation policy is to handle proxies and ballots from all stockholders in a manner that protects stockholder voting privacy. Only the proxy solicitor, the Judges of Election and the few other persons necessary to inspect and process the ballots and proxies have access to them. None of these persons is a Director or officer of Chevron. Every such person pledges to treat in confidence all information from proxies and ballots. Information concerning the ballots and proxies may be disclosed only in the event of a proxy contest or as otherwise required by law. Your Directors believe these procedures are in the best interests of Chevron and protect stockholder voting privacy.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by Chevron. Chevron has retained Georgeson & Company Inc. to solicit proxies at an estimated cost of $25,000. Employees of Chevron and its subsidiaries may also solicit proxies personally and by telephone, for which the expense would be nominal.

                            ITEM 1 ON THE PROXY CARD

ELECTION OF DIRECTORS

It is intended that the shares represented by the enclosed proxy card will be voted, unless such authority is withheld, for the election of the ten Director nominees named in the following section. Each nominee is presently a Director of Chevron. The Directors will be elected to serve for the ensuing year and until their successors have been elected. In the event that any Director nominee should become unavailable to serve as a Director, which is not anticipated, the proxy will be voted for a nominee who shall be designated by the present Board to fill such vacancy or the Board of Directors may provide by resolution for a lesser number of Directors.

NOMINEES FOR DIRECTORS

                   SAMUEL H. ARMACOST, 56, is a Principal of Weiss, Peck & Greer L.L.C., an
(PHOTO)            investment firm. Mr. Armacost was President, Director and Chief Executive
                   Officer of BankAmerica Corporation from 1981 to 1986. From 1987-1990, he was a Managing Director of Merrill Lynch Capital Markets. He assumed his current position in 1990. He has been a Director of Chevron since 1982. He is a Director of SRI International, the Irvine Foundation, The Failure
                   Group, Inc. and Scios-Nova Inc., and a member of The Business Council and the Advisory Council of the California Academy of Sciences.

                   KENNETH T. DERR, 59, is Chairman of the Board of Chevron. He joined Chevron
(PHOTO)            in 1960. After a succession of assignments in the Comptroller's and
                   Manufacturing Departments, he became Assistant to the President in 1969. He was elected a Vice-President in 1972, a Vice-Chairman in 1985 and assumed his present position in 1989. He served as President and Chief Executive
                   Officer of Chevron U.S.A. Inc. from 1979 to 1984. He has been a Director of
                   Chevron since 1981. He is a Director of AT&T Corp., Citicorp, Potlatch
                   Corporation, The Bay Area Council, Invest-in-America, The American
                   Productivity and Quality Center and the American Petroleum Institute; a
                   Trustee Emeritus of Cornell University and a member of the National
                   Petroleum Council, the California Business Roundtable, The Business
                   Council, The Business Roundtable, and the President's Council for
                   Sustainable Development.

                   RAYMOND E. GALVIN, 64, is a Vice-President of Chevron and President of
(PHOTO)            Chevron U.S.A. Production Company. He joined Gulf Oil Corporation in 1953 as an engineer and moved up to become Vice-President for Gulf 's U.S.
                   production in 1979. After Chevron acquired Gulf in 1984, he was elected
                   Senior Vice-President of Chevron U.S.A. Inc. In 1992, he assumed his current position. He was elected a Director of Chevron in 1995. Mr. Galvin is Chairman of the Natural Gas Council and the Natural Gas Supply
                   Association, a board member of the National Ocean Industries Association, the Gas Research Institute, the Greater Houston Partnership, the National
                   Council for Minorities in Engineering, and the Houston Advisory Board of
                   the Nature Conservancy of Texas. He is also a member of the American
                   Petroleum Institute and the Society of Petroleum Engineers.

                   SAM GINN, 58, has been Chairman of the Board and Chief Executive Officer of
(PHOTO)            AirTouch Communications, Inc., formerly PacTel Corporation, a worldwide wireless telecommunications company, since December 1993. From 1988 until
                   April 1, 1994, Mr. Ginn served as Chairman of the Board, President and
                   Chief Executive Officer of Pacific Telesis Group. He was Chairman of the
                   Board of Pacific Bell from 1988 until April 1, 1994. He has been a Director of Chevron since 1989. He is also a Director of Transamerica Corporation and Safeway Inc. He is Chairman of The California Business Roundtable and a
                   member of The Business Roundtable, The Business Council, The Institute for
                   International Studies at Stanford, and the California Council on
                   Competitiveness.

                   CARLA ANDERSON HILLS, 62, is Chairman and Chief Executive Officer of Hills
(PHOTO)            & Company International Consultants, a company giving advice on investment, trade and risk issues abroad. From 1989 to 1993, she served as United
                   States Trade Representative. Prior to her government service, she was a co-managing partner in the law firm of Weil, Gotshal & Manges. She is a
                   Director of American International Group, Inc., AT&T Corp., Bechtel
                   Enterprises, Inc., Bechtel Group, Inc., Time Warner Inc., and Trust Company
                   of the West. Mrs. Hills was a Director of Chevron from 1977 through 1988 prior to serving as U.S. Trade Representative, and rejoined the Board of
                   Directors in 1993.

                   CHARLES M. PIGOTT, 66, is Chairman of the Board and Chief Executive Officer
(PHOTO)            of PACCAR Inc, a manufacturer of transportation equipment. He was elected
                   President of PACCAR Inc in 1965, became its Chief Executive Officer in 1967 and Chairman of the Board in 1986. He has been a Director of Chevron since
                   1973. He is a Director of The Boeing Company and Seattle Times Company, and
                   a member of The Business Council.

                   CONDOLEEZZA RICE, 41, is Provost and Vice President of Stanford University.
(PHOTO)            She was named Provost in September 1993. Ms. Rice joined the Stanford
                   University faculty in 1981. From 1986 to 1987, she served on a fellowship with the Joint Chiefs of Staff acting as Special Assistant to the Director of the Joint Staff for strategic nuclear policy. From 1989 until April
                   1991, she served on the Bush Administration's National Security Council, as
                   Director for Soviet and East European Affairs and also as Senior Director for Soviet Affairs. She also served as Special Assistant to President Bush for National Security Affairs. She has been a Director of Chevron since
                   1991. She is a Director of Transamerica Corporation and the Rand
                   Corporation, and a member of the Council on Foreign Relations and the J. P.
                   Morgan International Advisory Council.

                   JAMES N. SULLIVAN, 58, is Vice-Chairman of the Board of Chevron. He joined
(PHOTO)            Chevron in 1961 as a Process Engineer and held a succession of manufacturing assignments. He was elected a Vice-President of Chevron in
                   1983. He assumed his present position in 1989. He has been a Director of
                   Chevron since 1988. He is a member of the Board of Trustees of the
                   University of San Francisco, the California Academy of Sciences, and the
                   Committee for Economic Development. He is a Director of the American
                   Petroleum Institute and the United Way of the Bay Area.

                   GEORGE H. WEYERHAEUSER, 69, has been Chairman of the Board of Weyerhaeuser
(PHOTO)            Company, a forest products company since 1988. He joined Weyerhaeuser
                   Company in 1949, became its President in 1966 and was its Chief Executive
                   Officer from 1966 to 1991. He has been a Director of Chevron since 1977. He is a Director of The Boeing Company and SAFECO Corporation, and a member of
                   The Business Council.

                   JOHN A. YOUNG, 63, retired as President, Director and Chief Executive
(PHOTO)            Officer of Hewlett-Packard Company, a manufacturer of electronic equipment, in 1992. He joined Hewlett-Packard in 1958, became its President in 1977 and its Chief Executive Officer in 1978. He has been a Director of Chevron since 1985. He is a Director of Affymetrix, Inc., Ciphergen, Inc., General
                   Magic Inc., Novell, Inc., Shaman Pharmaceuticals, Inc., SmithKline Beecham
                   PLC and Wells Fargo & Company. He is a member of The Business Council and the Executive Committee of the Council on Competitiveness. He is Chairman
                   of the Board of Smart Valley Inc., a non-profit corporation aimed at creating an electronic community in Silicon Valley.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Under applicable rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be the beneficial owner of Chevron Stock if he or she directly or indirectly has or shares voting power and/or investment power with respect to a security. A person is also considered to own shares which he or she does not own currently but has the right to acquire presently or at some time within the next 60 days. Restricted stock units awarded under Chevron compensation plans do not carry voting rights and may not be sold. Nonetheless, they may ultimately be paid in shares of Chevron Stock and represent economic ownership.

The following table sets forth information about economic and beneficial ownership of Chevron Stock as of January 31, 1996, for each Director, for each executive officer named in the Summary Compensation Table on page 10, and for all Directors and executive officers of Chevron as a group. All amounts shown in the table represent less than 1% of the outstanding shares of Chevron Stock.

                                                                      Shares
                                                 Restricted Stock    Currently   Exercisable
                                                     Units(1)        Owned(2)    Options(3)
                                                 ----------------    --------    -----------
        Samuel H. Armacost.....................         2,862          2,100            -0-
        J. Dennis Bonney.......................        47,158         80,473        309,800
        Kenneth T. Derr........................           -0-        130,221        454,700
        Raymond E. Galvin......................           950         20,674        101,700
        Sam Ginn...............................         2,272          2,000            -0-
        Carla A. Hills.........................         1,200            600            -0-
        Martin R. Klitten......................           -0-         23,425        142,400
        Charles M. Pigott......................         2,862         68,904            -0-
        Condoleezza Rice.......................         1,381            -0-            -0-
        James N. Sullivan......................           -0-         56,622        251,600
        George H. Weyerhaeuser.................         2,862         12,800            -0-
        John A. Young..........................         2,862          1,000            -0-
        Directors and executive officers as a
          group
          (16 persons).........................       110,790        482,510      1,547,700

---------------
(1) Includes, for non-employee Directors, stock units awarded under the Chevron Restricted Stock Plan for Non-Employee Directors, and for executive officers, stock units deferred under the Management Incentive Plan and stock units awarded under the Long-Term Incentive Plan. The stock units awarded under the Long-Term Incentive Plan remain subject to possible forfeiture under applicable provisions of the plan.

(2) Includes, for executive officers, restricted shares and shares held in trust under various profit sharing or incentive plans, some of which may remain subject to forfeiture under applicable provisions of such plans.

(3) Represents all currently exercisable stock options awarded under the Long-Term Incentive Plan.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors has established permanent Audit, Board Nominating, Management Compensation and Public Policy committees. The membership of each of these committees is determined from time to time by the Board.

The Audit Committee, which consists of John A. Young, Chairman, Samuel H. Armacost, Sam Ginn, Carla A. Hills and George H. Weyerhaeuser, held three meetings during 1995. The committee selects a firm of independent certified public accountants to audit the books and accounts of Chevron and its subsidiaries for the fiscal year for which they are appointed. In addition, the committee reviews and approves the scope and cost of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls.

The Board Nominating Committee, which consists of Samuel H. Armacost, Chairman, Charles M. Pigott, Condoleezza Rice and George H. Weyerhaeuser, held one meeting during 1995. The committee assesses the size and composition of the Board and recommends prospective Directors, without regard to race, religion or sex, to assist in creating a balance of knowledge, experience, and capability on the Board. The committee will consider nominees recommended by stockholders. If a stockholder wishes to recommend a nominee for the Board of Directors, the stockholder should write to the Corporate Secretary of Chevron specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Board Nominating Committee.

The Management Compensation Committee, which consists of Charles M. Pigott, Chairman, Samuel H. Armacost, Sam Ginn, Carla A. Hills, Condoleezza Rice, George
H. Weyerhaeuser and John A. Young, held five meetings during 1995. The committee reviews and approves salaries and other matters relating to compensation of the principal officers and all executives of Chevron and its subsidiaries above a specified salary grade. The committee also administers the Excess Benefit, Management Incentive, and Long-Term Incentive Plans of Chevron.

The Public Policy Committee, which consists of Carla A. Hills, Chairman, Kenneth
T. Derr, Sam Ginn, Charles M. Pigott, Condoleezza Rice and John A. Young, held three meetings during 1995. The committee identifies, monitors and evaluates domestic and foreign social, political and environmental trends, issues and concerns which affect or could affect Chevron or to which Chevron could make a unique contribution. The committee reviews and develops recommendations to the Board to assist it in formulating and adopting policies and strategies concerning public policy issues.

Chevron's Board of Directors met ten times during 1995. There were a total of 22 meetings of the Board and its committees. Attendance by all Directors at these meetings averaged over 96 percent.

NON-EMPLOYEE DIRECTORS' COMPENSATION

Non-employee Directors receive an annual retainer of $35,000 and an attendance fee of $1,250 for each meeting of the Board or a Committee of the Board attended. Committee Chairmen are paid an additional fee of $1,250 for each meeting chaired. Any non-employee Director may elect to defer receipt of all or any portion of the annual retainer and meeting fees. Deferred amounts are credited each quarter with interest at a variable rate, or alternatively, at the election of the Director are converted into stock units representing the value of an equal number of shares of Chevron Stock. In such event, unpaid stock units are credited each quarter with dividend equivalents in the same amounts as the dividends paid on Chevron Stock. The amount ultimately distributed to the Director will reflect changes in the market value of Chevron Stock during the deferral period. Any deferred amounts remaining unpaid at the time of a Director's death are distributed to the Director's beneficiary.

In addition, non-employee Directors receive deferred compensation to supplement their cash retainers and attendance fees under the Chevron Restricted Stock Plan for Non-Employee Directors (the "Restricted Stock Plan"). Benefits under the Restricted Stock Plan accrue in the form of stock units and are payable in an equal number of shares of Chevron Stock after any non-employee Director terminates service as a Director of Chevron and attains the age of 65. Pursuant to the Restricted Stock Plan, the stock unit accounts of non-employee Directors are credited annually with stock units representing $10,000 worth of Chevron Stock and quarterly with stock units representing converted dividend equivalents earned on the stock units in the non-employee Directors' accounts. Annual awards under the Restricted Stock Plan are subject to forfeiture if any non-employee Director fails to serve as a Director of Chevron for five years. However, such forfeiture does not apply if a Director reaches age 72 while serving.

Non-employee Directors are reimbursed for expenses which may by incurred by them in connection with the business and affairs of Chevron.

                             EXECUTIVE COMPENSATION

The compensation of K. T. Derr, Chevron's Chief Executive Officer, and the four other most highly paid executive officers during 1995 is discussed in the report from the Management Compensation Committee of the Board of Directors below and is shown on the following pages in five tables.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report is provided by the Management Compensation Committee of the Board of Directors (the "Committee") to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of Chevron's Chief Executive Officer and other senior Chevron executives.

The Committee, consisting of all seven of the non-employee Directors, is responsible for establishing and administering Chevron's executive compensation program. The Committee met five times during 1995.

In structuring Chevron's incentive programs, the Committee has been advised on plan design by external compensation consultants, as well as Chevron's compensation staff. The Committee has been provided with competitive pay and performance information by an outside consultant. Chevron's compensation staff provided additional data and analysis that was requested by the Committee.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

The Committee believes that compensation of Chevron's key executives should:

     - link rewards to business results and stockholder returns,

     - encourage creation of stockholder value and achievement of strategic objectives,

     - provide total compensation opportunity that is competitive with major oil and non-oil companies, taking into account relative company size and performance as well as individual experience, responsibility and performance,

     - maintain an appropriate balance between base salary and short- and long-term incentive opportunity, with more compensation at risk at the higher salary grades, and

     - attract and retain high caliber personnel on a long-term basis.

Chevron uses seven major oil companies as its competition when determining competitive compensation practice: Amoco, Arco, Exxon, Mobil, Shell, Texaco, and Unocal. These seven are the primary competition in the marketplaces in which Chevron operates and are strong competitors for human resources talent.

Five of these competitors (Amoco, Arco, Exxon, Mobil, and Texaco) are also used as the competitor peer group when determining relative total stockholder return ("TSR"), which is stock price appreciation plus dividends on a reinvested basis. Shell is excluded because it is a subsidiary of Royal Dutch Shell and does not issue stock, making it difficult to determine a return to stockholders. Unocal is excluded from the peer group because its assets and scope of operations are significantly smaller than the other members of the peer group.

                     KEY ELEMENTS OF EXECUTIVE COMPENSATION

Chevron's existing executive compensation program consists of three elements:
Base Pay, Short-Term Incentives and Long-Term Incentives. For senior executives, the Committee believes short- and long-term incentive pay, linked to Chevron's financial performance, should represent half or more of their total compensation opportunity. Payout of the short-term incentives depends on assessments of corporate performance measured against both annual business plan objectives and performance relative to the five peer group competitors (Amoco, Arco, Exxon, Mobil and Texaco). Payout of the long-term incentives depends on performance of Chevron Stock and on TSR performance relative to the same five competitors.

BASE PAY

     - Salary structures are targeted to average pay levels of the seven major oil competitors noted previously. The Committee also reviews pay information of companies outside the oil industry, supplied by outside consultants, when establishing salary structures to ensure compensation opportunity is appropriate on a broad industry basis.

     - Salaries within these structures vary by individual and are based on sustained performance toward achievement of Chevron's goals, objectives and strategic intents. The Committee also considers experience, time since last increase, and current salary compared to market rates when considering salary actions.

     - Executive salaries and proposed changes are reviewed and approved annually by the Committee. Pay increases under the executive salary program are administered throughout the salary program year.

SHORT-TERM INCENTIVE (MANAGEMENT INCENTIVE PLAN)

     - The Management Incentive Plan ("MIP") is an annual cash incentive plan which links awards to performance results of the prior year. Individual target awards vary by salary grade, and are based on competitive practice of the seven oils (Amoco, Arco, Exxon, Mobil, Shell, Texaco and Unocal). Actual individual awards typically vary from 150% of target to zero percent. Awards are based on the Committee's assessments of performance vs. objectives on three components: corporate results, business unit results and individual performance, each weighted about one-third of the target award. Performance assessments within each of the three components are aggregate judgments; there is no specific weighting formula for each factor within a component.

     - Corporate and business unit financial and strategic objectives are set at the beginning of each year. Financial objectives are developed for: earnings, return on capital employed ("ROCE"), cash flow and operating expense. Results are measured against these objectives and against major oil competitor results.

     - An individual's key job responsibilities and objectives are also established at the beginning of each year. Individual objectives include achievement of business unit financial objectives as well as objectives related to business operations (e.g., refinery throughput, production volumes, product quality, safety, environmental performance, etc.). Performance assessments are also made on other factors including leadership, teamwork, communication, planning and organizing, creativity and innovation, and quality improvement.

     - The corporate performance assessment is the same for all MIP participants. Individuals will have differing business unit and individual performance assessments.

LONG-TERM INCENTIVE (LONG-TERM INCENTIVE PLAN)

     - The Long-Term Incentive Plan ("LTIP") is designed specifically to link a substantial portion of executive pay to increases in stockholder value. Individual grants vary by salary grade, and are based on valuations of grants made by the seven oils (Amoco, Arco, Exxon, Mobil, Shell, Texaco and Unocal) which are provided by an outside consultant. Grants are typically in the form of non-qualified stock options and performance units.

     - Stock options are awarded at market price on the day of grant, vest after one year, and have a ten-year term. Their ultimate value depends entirely on appreciation of Chevron Stock. The Committee does not grant discounted options.

     - The ultimate value of performance units (denominated in shares of Chevron Stock) is tied to TSR as compared to TSRs for Amoco, Arco, Exxon, Mobil and Texaco. Performance units have a three-year vesting period, with a performance modifier based on relative TSR ranking that can vary from zero percent to 150%. If Chevron's TSR is the lowest of the group, the modifier is zero percent; if fifth, 30%; if fourth, 60%; if third, 90%; if second, 120%; if first, 150%. Moreover, if one or more competitor's TSR is within one percentage point of Chevron's TSR, the TSR ranking modifiers are averaged. Payout (in cash) is equal to the number of units multiplied by the performance modifier multiplied by the Chevron Stock price at the end of the performance period.

                           EXECUTIVE STOCK OWNERSHIP

Chevron has no formal stock ownership guidelines. Executives participate in Chevron's Profit Sharing/Savings Plan (a broad-based employee stock ownership and savings plan) in addition to having the option to defer MIP awards and LTIP performance unit payouts into Chevron Stock accounts. As a result of these opportunities, the average value of Chevron Stock holdings of executives as a group is more than four times their annual salaries.

              1993 OBRA--EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

The Omnibus Budget Reconciliation Act of 1993 ("OBRA") included a provision which eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the five executives who appear in the Summary Compensation Table, subject to several statutory exceptions. Final regulations for this section of OBRA were issued in December 1995 and are being reviewed by Chevron's compensation staff and legal counsel. Based on preliminary review, the Committee believes both the MIP and the LTIP currently qualify for statutory exceptions and does not anticipate additional tax exposure from grants or awards made under these plans.

                             1995 CEO COMPENSATION

BASE PAY

Mr. Derr did not receive a base salary increase in 1995. His base pay of $1,000,000 reflects excellent performance throughout his seven-year tenure as CEO, during which time Chevron's annualized 17.6% TSR ranks second in the competitive peer group and ahead of the 15.5% achieved by S&P 500 companies.

ANNUAL BONUS (MIP)

Chevron's 1995 earnings were slightly below objective for the year. Reported earnings decreased 6% before application of a $659 million writeoff for FAS 121. However, overall financial performance improved significantly, as indicated by an operational earnings increase of 17% from 1994 to 1995. (Operational earnings for this purpose represent reported earnings before special items and accounting changes. Competitor operational earnings are similarly adjusted, based on publicly available data.) Cash flow from operations was up 41% from 1994. Operational ROCE increased to 9.8% from 8.6% in 1994, while reported ROCE declined from 8.7% to 8.2% (also before application of the FAS 121 writeoff). Chevron's 1995 TSR was 22% compared with 6.8% TSR in 1994.

Operating results also improved in 1995. Chevron had its most successful year of oil discoveries in 15 years. Worldwide net proved reserves replacement ratio improved to 138% from 114% in 1994 and international upstream oil and gas production rose by 4%. Operating expense decreased $287 million from 1994, and remains significantly below the 1991 and 1992 levels.

Staffing levels were reduced by 7%, continuing the downward trend begun in 1991. Chevron also announced several significant restructurings designed to improve operating focus and efficiency.

Considering these factors, the Committee granted Mr. Derr an MIP award of $721,000, which was 96.1% of his target award.

LONG TERM INCENTIVES

Chevron's LTIP grants are made under the same determination rules for all LTIP participants. Mr. Derr's 1995 LTIP grant was 105,800 stock options and 23,100 performance units. Based on data provided by an outside consultant, the Committee believes this grant is reasonable and well within competitive practice for his level of responsibilities. The value of the stock options granted will depend on the price of Chevron Stock at the time they are exercised. The performance unit period began on January 1, 1996 and will end on December 31, 1998; payout will be based on Chevron's TSR ranking relative to the five competitor companies (Amoco, Arco, Exxon, Mobil and Texaco).

Mr. Derr was granted performance units in 1992 for the performance period January 1, 1993 through December 31, 1995. Chevron's TSR of 19.0% for this three-year period was the second highest of the competitor group, which resulted in a $1,958,454 performance unit payout to Mr. Derr.

The Committee also notes that Mr. Derr was allocated $7,536 from his participation in Chevron's Profit Sharing/Savings Plan, a broad-based employee stock ownership and savings plan. The 1995 allocation to this plan was based on Chevron's income.

January 31, 1996                              MANAGEMENT COMPENSATION COMMITTEE
                                              C. M. PIGOTT,
                                              Chairman               SAM GINN
                                              S. H. ARMACOST         C. RICE
                                              C. A. HILLS            J. A. YOUNG
                                              G. H. WEYERHAEUSER

SUMMARY COMPENSATION TABLE

                                                              Long-Term Compensation
                                                      ---------------------------------------
                                                              Awards                Payouts
                        Annual Compensation           -----------------------     -----------
     Name         -------------------------------     Restricted   Securities       Vested        All Other
     and                                 Bonus($)      Stock       Underlying     Performance      Compen-
  Principal                 Salary        (Year       Award(1)      Options          Units        sation(2)
   Position       Year        ($)        Earned)        ($)           (#)             ($)            ($)
--------------    ----     ---------     --------     --------     ----------     -----------     ---------
K. T. Derr        1995     1,000,000     721,000       -0-           105,800       1,958,454        69,819
Chairman          1994     1,000,000     700,000       -0-           125,300       1,402,981        50,095
                  1993       900,000     914,000       -0-            93,600         909,437        58,073

J. D. Bonney      1995       657,500     419,000       -0-            58,200       1,072,192        45,899
Vice-Chairman     1994       620,000     375,000       -0-            68,800         787,327        34,252
                  1993       550,000     469,000       -0-            51,400         509,284        35,490

J. N. Sullivan    1995       575,000     359,000       -0-            58,200       1,072,192        40,147
Vice-Chairman     1994       575,000     348,000       -0-            68,800         787,327        27,935
                  1993       500,000     427,000       -0-            51,400         509,284        32,263

M. R. Klitten     1995       400,000     229,000       -0-            34,000         638,357        27,927
Vice-President    1994       381,250     208,000       -0-            40,200         473,580        19,438
                  1993       356,250     248,000       -0-            30,000         227,359        23,007

R. E. Galvin      1995       405,000     197,000       -0-            24,300         440,032        28,278
Vice-President    1994       380,000     184,000       -0-            28,700         301,907        18,402
                  1993       354,167     240,000       -0-            21,400         200,076        22,867

---------------
(1) Aggregate number of shares of restricted stock and/or restricted stock units and their value at fiscal year-end ($52.375 per share) is as follows: K. T. Derr--4,500 shares, $235,688; J. D. Bonney--2,550 stock units, $133,556; J.
    N. Sullivan--2,550 shares, $133,556; M. R. Klitten--1,550 shares, $81,181 and R. E. Galvin--950 stock units, $49,756. Holders of restricted stock/restricted stock units receive dividends/dividend equivalents paid on their holdings.

(2) Includes Chevron's contribution to the Profit Sharing/Savings Plan, the Savings Plus Plan and allocations under the Excess Benefit Plan for these plans. For 1995, contributions under the Profit

    Sharing/Savings Plan for the five named individuals were as follows: K. T. Derr, $7,536, J. D. Bonney, $7,536, J. N. Sullivan, $7,468, M. R. Klitten, $6,990 and R. E. Galvin, $7,004; contributions under the Savings Plus Plan for the five name individuals were as follows: K. T. Derr, $3,029, J. D. Bonney, $3,030, J. N. Sullivan, $3,030, M. R. Klitten, $3,032 and R. E. Galvin, $3,032; and contributions under the Excess Benefit Plan for the five named individuals were as follows: K. T. Derr, $59,254, J. D. Bonney, $35,333, J. N. Sullivan, $29,649, M. R. Klitten, $17,905 and R. E. Galvin,
    $18,242.

OPTION GRANTS IN 1995 TABLE

                              Individual Grants
                     -----------------------------------
                                 Percentage                         Potential Realizable Value on 6/28/05
                     Number of    of Total                               based on Assumed Compounded
                     Securities   Options     Exercise                   Annual Rates of Stock Price
                     Underlying  Granted to    or Base                           Appreciation
                      Options    Employees      Price     Expiration --------------------------------------
       Name          Granted(1)   in 1995    (per Share)    Date    0% per Year  5% per Year  10% per Year
-------------------  ----------  ----------  -----------  --------  -----------  -----------  ------------
K. T. Derr.........    105,800       5.9%      $48.375    06/28/05    $   -0-    $ 3,218,753  $ 8,156,863
J. D. Bonney.......     58,200       3.2        48.375    06/28/05        -0-      1,770,619    4,487,045
J. N. Sullivan.....     58,200       3.2        48.375    06/28/05        -0-      1,770,619    4,487,045
M. R. Klitten......     34,000       1.9        48.375    06/28/05        -0-      1,034,382    2,621,298
R. E. Galvin.......     24,300       1.4        48.375    06/28/05        -0-        739,279    1,873,457
Stock Price per
  Share............                                                   $48.375    $    78.798  $   125.472
All Optionees......                                                       -0-    $55 Million  $139 Million
All
  Stockholders(2)..                                                       -0-    $20 Billion  $ 50 Billion
Optionee Gain as %
  of All
  Stockholders'
  Gain.............                                                       -0-            0.3%         0.3 %

---------------
(1) Non-qualified stock options are granted to Chevron's senior managers and executives (about 1% of Chevron's employees). The options have a 10 year term and are 100% vested one year after date of grant. The exercise price is the fair market value on the date of grant.

(2) Represents aggregate increases in market capitalization of Chevron based upon the outstanding shares (652,327,011) of Chevron Stock as of December 29, 1995.

AGGREGATED OPTION EXERCISES AND 1995 YEAR-END OPTION VALUE TABLE

                                                 Number of Securities          Value of Unexercised
                                                      Underlying                   In-the-Money
                                                Unexercised Options at              Options at
                                                   December 31, 1995             December 31, 1995
                                              ---------------------------   ---------------------------
                    Name                      Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------------------------------  -----------   -------------   -----------   -------------
K. T. Derr..................................    454,700        105,800       $6,214,363      $423,200
J. D. Bonney................................    309,800            -0-        3,678,613          -0-
J. N. Sullivan..............................    251,600         58,200        3,445,813      232,800
M. R. Klitten...............................    142,400         34,000        1,933,213      136,000
R. E. Galvin................................    101,700         24,300        1,380,825       97,200

No stock options were exercised by the above named executive officers during 1995.

LONG-TERM INCENTIVE PLAN--1995 PERFORMANCE UNIT AWARDS TABLE

                                                                                         Performance
                                             Number of          Number at Payout           Period
                                            Performance   ----------------------------      Until
                   Name                        Units      Maximum   Target   Threshold     Payout
------------------------------------------  -----------   -------   ------   ---------   -----------
K. T. Derr................................     23,100     34,650    23,100     6,930       3 Years
J. D. Bonney..............................     12,700     19,050    12,700     3,810       3 Years
J. N. Sullivan............................     12,700     19,050    12,700     3,810       3 Years
M. R. Klitten.............................      7,400     11,100     7,400     2,220       3 Years
R. E. Galvin..............................      5,300      7,950     5,300     1,590       3 Years

The payout can vary depending on Chevron's TSR vs. its peer group (Amoco, Arco, Exxon, Mobil and Texaco). A performance modifier provides the incentive to maximize TSR relative to the peer group by modifying the payout value (e.g., the modifier is 150% for the highest relative TSR and zero percent for the lowest relative TSR). Payout (in dollars) is equal to the number of units times a performance modifier based on relative TSR times the 20-day trailing average price of Chevron Stock at the end of the performance period.

PENSION PLAN TABLE

The following table illustrates the approximate annual pension that the named executive officers in the Summary Compensation Table would receive under the Chevron Retirement Plan and the Retirement Plan portion of the Excess Benefit Plan if the plans remained in effect and the named executive officers retired at age 65 and elected an individual life pension. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

                                                   Estimated Annual Pension
                                  ----------------------------------------------------------
        Average Annual Earnings                   Years of Credited Service
            During Highest 3      ----------------------------------------------------------
           Consecutive Years         25         30          35           40           45
        ------------------------  --------   --------   ----------   ----------   ----------
        $ 500,000...............  $187,400   $221,200   $  256,100   $  291,100   $  326,000
        $ 750,000...............  $281,100   $331,700   $  384,200   $  436,600   $  489,100
        $1,000,000..............  $374,800   $442,300   $  512,300   $  582,200   $  652,200
        $1,250,000..............  $468,500   $552,900   $  640,300   $  727,800   $  815,300
        $1,500,000..............  $562,100   $663,500   $  768,400   $  873,400   $  978,300
        $1,750,000..............  $655,800   $774,000   $  896,500   $1,019,000   $1,141,400
        $2,000,000..............  $749,500   $884,600   $1,024,600   $1,164,500   $1,304,500
        $2,250,000..............  $843,200   $995,200   $1,152,700   $1,310,100   $1,467,600

If they remain employees until they reach age 65, the years of credited service will be as follows: K. T. Derr, 40 years; J. N. Sullivan, 40 years; M. R. Klitten, 39 years and R. E. Galvin, 44 years. J. D. Bonney retired on December 31, 1995 with 35 years of credited service. The amounts set forth in the table above do not include modest reductions to reflect the offset for federal Social Security benefits required by the Retirement Plan. As a former executive of Gulf Oil Corporation, Mr. R. E. Galvin is also entitled to receive a single lump-sum payment upon retirement of $180,000.

The Retirement Plan is a defined benefit pension plan. Employees of Chevron and certain consolidated subsidiaries automatically participate in the Plan and start accruing benefits from their first day of employment. Eligible employees become fully vested in their benefits after completing five years of service. Benefits under the Plan are calculated on a "final average pay formula" based on length of credited service and the average of the highest three consecutive years of annual earnings. For executive officers, annual earnings include unrestricted incentive awards and generally correspond with the combined amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation Table on page 10. The same 36-month period is used to determine the highest average earnings for both salary and unrestricted incentive awards.

The total pension benefit is equal to the sum of 1.4% of average earnings (less $600) multiplied by years of credited service prior to July 1, 1971; plus 1.35% of average earnings multiplied by years of credited service after June 30, 1971 and prior to July 1, 1986; plus 1.6% of average earnings multiplied by years of credited service after June 30, 1986. The basic pension is reduced by a portion of the federal Social Security benefit. Employees of acquired companies might receive benefits calculated under different formulas for their service under plans merged into the Retirement Plan. Benefits are ordinarily payable monthly in the form of an individual life pension upon retirement at age 65, although reduced benefits are available to eligible employees who terminate employment before attaining age 65. Instead of an individual life pension, eligible employees may elect to receive a 50% or 100% joint-and-survivor pension, or a lump sum payment.

PERFORMANCE GRAPH

The following graph, prepared by Standard & Poor's Compustat group, shows how an initial investment of $100 in Chevron Stock would have compared to an equal investment in the S&P 500 Index or in an index of peer group companies over a five-year period beginning December 31, 1990 and ending December 31, 1995 weighted by market capitalization as of the beginning of each year. The graph reflects the reinvestment of all dividends that an investor would be entitled to receive, with the reinvestment made on the ex dividend trading date. The interim measurement points show the value of $100 invested on December 31, 1990 as of the end of each year between 1990 and 1995.

The Peer Group Index is made up of Amoco, Arco, Exxon, Mobil and Texaco. Chevron competes directly against the companies in the Peer Group Index, and for a number of years has measured its performance against these companies for purposes of its Management Incentive Plan and Long-Term Incentive Plan.

      Measurement Period                          S&P 500 IN-
    (Fiscal Year Covered)        CHEVRON CORP         DEX         PEER GROUP
1990                                       100             100             100
1991                                     99.34          130.47          112.64
1992                                    104.97          140.41          117.49
1993                                    137.03          154.56          131.12
1994                                    146.48          156.60          137.49
1995                                    178.83          215.45          183.67

                            ITEM 2 ON THE PROXY CARD

APPROVAL OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board, which is composed entirely of non-employee Directors, has selected Price Waterhouse LLP ("Price Waterhouse") as independent public accountants to audit the books, records and accounts of Chevron and its subsidiaries for the year 1996. The Board has endorsed this appointment and it is being presented to the stockholders for approval.

Price Waterhouse has audited the consolidated financial statements of Chevron for many years and during the year ended December 31, 1995, provided both audit and nonaudit services. Audit services included: (1) regular examination of the consolidated financial statements, including work relating to quarterly reviews, SEC filings, and consultation on accounting and financial reporting matters; (2) audit of the financial statements of certain subsidiary companies to meet statutory or local regulatory requirements; (3) audit of specific financial and statistical information in connection with sales contracts and other agreements; and (4) examination of the financial statements of various Chevron employee benefit plans. Nonaudit services provided by Price Waterhouse included income tax consulting, employee benefit advisory services and systems consulting projects.

All audit and nonaudit services provided by Price Waterhouse are approved by the Audit Committee which will give due consideration to the potential impact of nonaudit services on auditor independence.

Representatives of Price Waterhouse will be present at the Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

If the stockholders do not approve the appointment of Price Waterhouse, the Audit Committee will select another firm of auditors for the ensuing year.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT PUBLIC ACCOUNTANTS.

STOCKHOLDER PROPOSALS

You may be asked to vote on proposals which were submitted by stockholders who are not members of management or the Board of Directors. The proposals are included as action items in the Notice of Meeting and are set forth and discussed in this proxy statement because they are proper subjects for action by stockholders and for inclusion in the proxy statement, have been submitted to Chevron on a timely basis and otherwise comply with the rules of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") the laws of the State of Delaware and applicable provisions of Chevron's Restated Certificate of Incorporation. These proposals have been printed in this proxy statement as submitted.

When submitted, each proposal included the name and address of the stockholder making the proposal, the number of shares owned by the stockholder and the dates upon which the shares were acquired. Each proposal also included a statement that the stockholder had held the shares for more than one year at the time of the submission and intended to hold the shares through the date of the Meeting. Persons who claimed beneficial ownership of stock held of record by others were permitted to submit proposals if they submitted appropriate documentation of their claim of beneficial ownership. The names and addresses of the stockholders submitting the proposals, as well as the number of shares held, will be furnished by Chevron, either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

Stockholders submitting a proposal must appear personally or by proxy at the Meeting to move the proposal for consideration. A proposal will be approved if it is introduced and voted on at the Meeting and it is supported by a majority of the shares that are voted.

For a stockholder proposal to be considered for inclusion in the proxy materials for the 1997 Annual Meeting of Stockholders, it must be received by the Corporate Secretary at the corporate headquarters address before

November 22, 1996. It is suggested that a proponent submit any proposal by Certified Mail--Return Receipt Requested.

                            ITEM 3 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO LIMIT ANNUAL AND CUMULATIVE RETIREMENT PAY

SUPPORTING STATEMENTS:

The wages on this planet range from $1 per day to perhaps $1,000,000 per day. This is absurd!

Capitalism requires open competition with wages and capital earnings equable to productivity. Leaders in all organizations and government must espouse fair wages and prices as values again or the volatility of monetary value and the effects of greed by the powerful will cause the revolt of the poor because there will be no middle class.

Capitalism, which is our modus operandi, is couched upon a dynamic balance of wages dependent upon productivity of product, service, or other capital or wealth. The stability of wages and prices is expected.

Introducing "automatic" annuity increases into SSA and other pensions was logical IF one assumes that there will always be price inflation--this keeps the "basic dignified survival" payments constant in buying power.

Unfortunately, this concept was applied beyond pensioners thereby increasing cyclical inflation of wages and prices. Further, the calculation is not sane: the equation compounds the payment basis--rather than using a constant basis.

The effects of escalating payment bases are primarily: exponential increase of the difference between minimum wage and maximum wage, escalating dollar deflation, concentration of wealth, and the exponential growth of federal expenditures, debt projections, and actual debt.

There is an effort made to measure the average price of a 'constant basket of goods and services' to produce the CPI-W index. The value of the dollar fluctuates. This CPI index is INVALID since it assumes that it is 'measuring with a constant ruler'.

The practice of compounding basis payment increase should be made explicitly illegal because it is cheating the lower income recipients and subsidizing those with high incomes.

Since the federal government overpays all its employees, including the military, and all retirees, survivors, SSA & SSI recipients, et cetera, it must increase the revenues, exponentially or have increasing deficits and debt. The better option is to cease compounding bases.

The future Cost Of Living Adjustments and ALL wage and salary increases should be made using a legitimate, logical constant-basis for each wage or annuity. (Since I do not expect total fiscal reform, I make the proposal very specific to limit the most highly compensated (who are wealthy at retirement) to ten million dollars more. They do not need any pension.)

proposal:

Resolved that the stockholders request the Board of Directors to adopt a limit of one million dollars total annual compensation for any and all Chevron retirees and a limit of ten million dollars cumulative retirement pay to any retirees. Both of these limits should be made effective on the date the proposal is voted upon or as soon thereafter as existing contract rights of retirees will permit.

RECOMMENDATION OF THE BOARD AGAINST THIS PROPOSAL

Your Board of Directors believes that the establishment of an arbitrary ceiling on compensation payable to Chevron retirees would not be in the company's best interest. Any such ceiling could, in our opinion, have adverse consequences on Chevron's competitive compensation package.

Chevron's retirement program portion of its total compensation package includes the Retirement Plan, the Profit Sharing/Savings Plan and the Excess Benefit Plan. The retirement program is competitive with other oil companies' programs and is designed to provide long-service employees with retirement income that will enable them to maintain their pre-retirement standard of living.

Retirement Plan benefits are calculated on a formula based on length of service and annual earnings. This formula applies to all plan participants, and we believe appropriately rewards the contributions and sustained performance of career employees.

The Profit Sharing/Savings Plan is a broad-based plan which through company contributions encourages employees to save for the future and to invest in Chevron equity. As a result of this plan, many thousands of Chevron employees are committed stakeholders in Chevron's success. A great portion of an employee's Profit Sharing/Savings Plan benefit arises from the employee's own contributions and earnings rather than directly from Chevron's contributions.

The Excess Benefit Plan is designed to provide retirement income lost under the Retirement Plan and the Profit Sharing/Savings Plan because of regulatory limitations on tax subsidized plans and because awards under the cash incentive compensation plan are not included in the average earnings used to calculate the Retirement Plan benefits.

The Board of Directors believes that Chevron's retirement program is an essential element of a total compensation package which rewards long-term service and sustained performance, and is competitive within the oil industry. The Board believes that retirement pay to retirees under the Retirement Plan, the Profit Sharing/Savings Plan and the Excess Benefit Plan should not be arbitrarily limited.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                            ITEM 4 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO PAY DIRECTORS EXCLUSIVELY IN COMMON STOCK

THE SHAREHOLDERS of Chevron Corporation request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on [sic] the 1997 Chevron Corporation fiscal year all members of the Board of Director's total compensation will be solely in shares of Chevron Corporation common stock each year. No other compensation of any kind will be paid.

                              SUPPORTING STATEMENT

For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

The directors would receive shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance.

RECOMMENDATION OF THE BOARD AGAINST THIS PROPOSAL

Chevron believes it must offer a fair and competitive total compensation package in order to attract and retain exceptional individuals to serve as non-employee Directors. (Employee Directors are not compensated for services as Directors). Chevron believes that the Directors' current compensation package consisting of cash retainers and attendance fees and the Chevron Restricted Stock Plan for Non-Employee Directors (the

"Restricted Stock Plan") is competitive with industry standards, allowing Chevron to attract highly valued individuals to serve on its Board. The Directors' compensation package is described on page 6 under the heading "Non-employee Directors' Compensation".

Chevron believes that the cash portion of the current compensation package is fair and appropriate in light of the obligations and responsibilities of corporate directors. The cash portion of the compensation provides flexibility to non-employee Directors to use such cash as their particular needs may require, including the payment of income taxes which are the sole responsibility of the non-employee Directors.

Chevron believes that its Restricted Stock Plan provides Directors with an interest parallel to stockholders. Additionally, it maintains that interest over the entire term the Director is serving on the Board, whereas unrestricted stock could be sold at any time. The Restricted Stock Plan provides to Directors deferred compensation in the form of stock units, which are payable in an equal number of shares of Chevron Stock after any non-employee Director terminates service as a Director of Chevron and attains the age of 65. Annual awards under the Restricted Stock Plan are subject to forfeiture if any non-employee Director fails to serve as a Director of Chevron for five years.

Chevron also provides Directors the opportunity to defer cash compensation. Any non-employee Director may elect to defer and convert to stock units all or any portion of the annual retainers and meeting fees. The amount ultimately distributed to the Director will reflect changes in the market price of Chevron Stock during the deferral period. Each of these forms of compensation gives the Directors an ownership interest in Chevron and further aligns their interests with the interests of stockholders.

Requiring that all Directors' compensation be paid in the form of Chevron Stock would not guarantee long-term stock ownership. Directors could choose to sell their shares. In the alternative, payment in stock could result in hardship or in qualified people resigning from or declining election to the Board. Implementation of this proposal would decrease the competitiveness of the compensation package from non-employee Directors and thereby decrease the ability of Chevron to attract and retain outstanding individuals to serve on its Board.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                        ITEMS 5 AND 6 ON THE PROXY CARD

BOARD DISCUSSION OF NIGERIAN OPERATIONS

Chevron has received two stockholder proposals relating to the operations of its subsidiaries or its affiliates in Nigeria and other developing countries. One proposal calls for Chevron to report on operating risks in Nigeria and also to press the Nigerian Government to cease persecution of Nigerian political activists. The other provides a description of political turmoil in Nigeria and requests Chevron to develop and report to the stockholders general guidelines for company investment in all countries experiencing political unrest and human rights violations. In view of Chevron's long standing international investment philosophy, as described below, your Directors recommend a vote AGAINST both proposals.

Chevron's overall international investment philosophy is to refrain from partisan involvement in the internal politics of the approximately 95 host countries in which we operate. This philosophy is based on these important considerations: involvement in a host country's politics is not an appropriate role for a private foreign commercial enterprise and the most effective way for Chevron to positively influence a host country is to provide economic opportunities for its people.

Chevron believes that the concerns raised by the proposals are properly addressed at the governmental level and through international organizations, rather than by a private commercial enterprise. Chevron's international investments and operations are most often long term and, during that time, a succession of changes in government may take place. While maintaining a nonpartisan approach, Chevron will remain well-informed on the political, economic and commercial affairs of the host country in order to protect its stockholders' business investments.

Although remaining nonpartisan, Chevron did express deep sadness at the time of the recent executions in Nigeria and conveyed sympathy to the families of the men involved and to all the citizens of Nigeria.

Chevron also remained nonpartisan during the 1994 oil workers strike, contrary to the inaccurate assertions contained in one of the proposals. Chevron did not work directly with the Nigerian Government, nor did we, as claimed, use expatriates or indigenous employees to break the strike or employ Nigerian security forces to prevent protests. During the strike, in order to protect our operations, we did increase the number of security personnel to protect employees, contractors, and facilities -- not to prevent protests.

In our opinion, if Chevron were to voluntarily withdraw from Nigeria, the Nigerian Government would not be adversely affected because another company would take its place. Only Chevron's investment interest would be damaged or lost.

Chevron has long believed in the value to a host country of providing economic opportunities for its people. As an international firm, we recognize this responsibility to assist the socio-economic development, particularly in the local areas where we operate so that they may realize a direct economic benefit from our activities.

We believe that Chevron's presence in Nigeria or other countries mentioned in the two stockholder proposals represents a very positive development opportunity for the people of those countries. Our business activities result in the creation of jobs, the transfer of new technology, advanced technical and managerial expertise and training, payment of fair compensation, implementation of high environmental protection and operational safety standards. And we conduct our business at all time with full respect for individual citizens.

Chevron maintains an active community relations program in our Nigerian operating areas which results in improved health care, schools, scholarships, roads, telecommunications and jobs for local people. Over the past four years (1992-95), the Chevron joint venture with the Nigerian National Petroleum Company has invested a total of $23.3 million dollars in contributions and community development (Chevron's share = $9.3 million). In 1996, the joint venture plans to invest about $11 million (Chevron's share = $4.4 million) in this effort. Chevron believes that improving the standard of living in local communities is an integral part of responsible international business practice in the developing world.

Finally, as we do throughout our operations, Chevron has demonstrated a strong commitment to environmental protection in Nigeria. For example, Chevron helps sponsor Clean Nigeria, an oil-spill cooperative with fast response boats and inflatable booms. Chevron's oil recovery swamp skimmer was one of the first of its type in the country. In 1993, the Nigeria Environmental Society bestowed on Chevron Nigeria Limited its Environmental Excellence Award for reduced gas flaring, improved water-treatment systems on production facilities and spill-control capabilities. The Society also commended Chevron for its commitment to environmental safety, and to training and support for compliance audits.

During 35 years of operations in Nigeria, and in other countries where Chevron has had a long-term presence, we have experienced a number of changes in governments and been privileged to continue operations during this time. Chevron's business success and operating longevity can be attributed in large part to our ability to establish and maintain a nonpartisan position concerning the host country's internal affairs, to the economic benefits our operations bring, to our firm commitment to employ high ethical business standards, and to our compliance with the laws and regulations of the host country and of the United States.

                            ITEM 5 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO DEVELOP COUNTRY INVESTMENT GUIDELINES

WHEREAS

Chevron is the US-based company with the largest oil operations in Nigeria (and second internationally only to Shell);

The illegitimate military regime of General Sani Abacha, which currently rules Nigeria, has refused to recognize the results of the 1993 Nigerian elections and has, according to Amnesty International, a long history of systematic human rights violations;

The recent international outrage triggered by the execution of nine political prisoners including the Ogoni leader, Ken Saro Wiwa, has focused attention on the major oil companies in Nigeria, including Chevron, Mobil and Shell, which are increasingly viewed by the public as supporting the Nigerian military regime;

Chevron has made payments, including royalties, fees and taxes, to the military government and the wholly state-owned Nigerian National Petroleum Company;

The Nigerian Civil Liberties Organization and the oil workers' unions NUPENG and PENGASSAN charge that U.S. oil companies, including Mobil and Chevron, used expatriate strike breakers to maintain and increase oil production during the July 1994 strike for democracy, and called in Nigerian security forces to prevent protests against the strikebreaking;

The International Labor Organization has found Nigeria in violation of internationally accepted labor standards and has demanded the release of oil workers union leaders Frank Kokori, F. A. Addo, Wariebi K. Agamene and others held incommunicado without charge or trial;

South African President Nelson Mandela has called for a regional summit to discuss measures to be taken against the Nigerian military junta;

TransAfrica, the Washington-based human rights organization, has called for economic and political sanctions on Nigeria, similar to those that were previously imposed on the apartheid regime in South Africa;

The growing international press and public opposition to doing business in Nigeria may translate into consumer and investment pressure, which may, in the medium and long term, have significant material effects on our company;

Chevron, on its own or through its joint venture Caltex, also does business in other countries with controversial human rights records, including Angola, Bolivia, Burma, China, Columbia and Zaire;

Levi Strauss & Co., in its "Guidelines For Country Selection," has set criteria for deciding whether to do business in certain countries. These guidelines bar Levi Strauss & Co. from doing business in countries where the company's involvement would hurt its brand image or expose its employees to unreasonable risks. The guidelines also state that Levi Strauss & Co. "shall not initiate or renew contractual relationships in countries where there are pervasive violations of human rights."

RESOLVED:

the Shareholders request the Board of Directors to review and develop guidelines for country selection and report these guidelines to shareholders and employees by September 1996. In its review, the Board shall develop guidelines on maintaining investments in or withdrawing from countries where:

- there is a pattern of ongoing and systematic violation of human rights,

- a government is illegitimate,

- there is a call by human rights advocates, pro-democracy organizations or legitimately elected representatives for economic sanctions,

- Chevron's long-term financial performance may be potentially threatened by international criticism and economic sanctions.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE REASONS DISCUSSED ON PAGES 17 AND 18.

                            ITEM 6 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO PREPARE AN INVESTMENT RISK REPORT ON NIGERIA

RESOLVED: That the Shareholders of Chevron Corp. urge that the board: a) prepare a report analyzing costs and risks of continued operations in Nigeria; and b) take appropriate and ethical steps to press the Nigerian military regime to cease persecution of labor, political and environmental leaders.

SUPPORTING STATEMENT:

Our company derives substantial revenue from joint venture operations with the Nigerian government, which serves as Chevron's largest source of crude oil outside North America.

Recent political turmoil in Nigeria, however, threatens to compromise this important source of oil reserves. Importantly, Chevron's own actions are at the center of the turmoil itself.

First, environmental problems associated with oil production led to protests by such notable Nigerians as poet Ken Saro-Wiwa. When Saro-Wiwa's group began to demonstrate for an end to oil spillages, Nigerian troops responded by "mounting a kind of scorched-earth campaign against the Ogoni, burning villages and committing murders and rapes," according to the New York Times.

Second, the military government of Sani Abacha seized control of Nigeria from a popularly elected government. This military government is sustained by oil payments, which account for some 95% of the country's exports. Noted one magazine, the military regime's "corruption and incompetence escalated so far that by 1994, the country owed foreign oil corporations nearly $1 billion in operating fees." It is possible that some of these monies are owed to Chevron.

Pro-democracy and environmental leaders called for a strike in the oil producing regions. While some corporations sympathized with the strikers and let their pumps go idle, Chevron flew in strikebreakers to keep oil flowing. The government subsequently arrested protesters and sentenced many to death.

In November, 1995, the Abacha government dismissed worldwide pleas for clemency and executed Ken Saro-Wiwa and eight of his fellow minority-rights activists. The Journal of Commerce noted: "The world should repay in kind by hitting its military ruler, General Sani Abacha, where it would hurt most: oil."

Not only are there concerns that Chevron's relationship with the Abacha military government may be costing it payments should international pressure succeed in replacing Abacha, Chevron may suffer repercussions from any succeeding democratically elected government. In sum, Chevron's Nigeria posture appears short-sighted.

Civil strife and its repercussions are not new in Nigeria. In the 1960s upheaval, the war virtually halted Nigerian oil production--in addition to costing the lives of thousands.

Chevron has noted that it is concerned about "supply disruptions due to local disturbances in Nigeria" but failed to detail for shareholders the nature and extent of risks involved. We think a report detailing these risks would better inform shareholders about the merits of Chevron's current policy.

Further, we think Chevron should undertake all appropriate and ethical steps to press for reforms in Nigeria, just as our company actively promotes a legislative agenda in Washington, D.C and in the states.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE REASONS DISCUSSED ON PAGES 17 AND 18.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires Chevron Directors and executive officers, and persons who own more than 10% of a registered class of Chevron's equity securities, if any, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of equity securities of

Chevron. Such persons are required by SEC regulation to furnish Chevron with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to Chevron by its Directors and executive officers and their written representations that such reports accurately reflect all reportable transactions and holdings, Chevron believes that during 1995 all filing requirements were complied with except that two reports covering one transaction of the estate of his mother were inadvertently filed late by Donald G. Henderson, Vice-President and Comptroller.

INFORMATION ABOUT ATTENDING THE MEETING

The Meeting will be held in the Auditorium of the Nob Hill Masonic Center at 1111 California Street, San Francisco, California. Each stockholder must have a ticket of admission. The Annual Meeting Ticket is the lower third of your proxy card. Please detach it and bring it with you to the Meeting.

If your shares are held in a street name account, you must bring proof of ownership (e.g., your broker's statement) to the registration area located outside of the auditorium. Or your may have your broker or agent write to the Office of the Corporate Secretary at 575 Market Street, San Francisco, CA 94105 to request a ticket before April 23, 1996.

Chevron has reserved all available space at the Memorial Temple Garage at 1101 California Street (adjacent to the Nob Hill Masonic Center) to provide complimentary parking for our stockholders. Capacity is limited. Please show your Annual Meeting Ticket which is the lower third of your proxy card to the garage attendant as you enter the garage.

Real-time captioning services and headsets will be available at the Meeting for stockholders with impaired hearing. Please contact an usher at the Meeting if you wish to be seated in the real-time captioning section or to use a headset.

If you require special accommodation at the Meeting due to a disability, please write to the Office of the Corporate Secretary at 575 Market Street, San Francisco, CA 94105 by April 23, 1996 identifying your specific need.

OTHER MATTERS

The Board of Directors does not know of any other business which will be presented for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in this Notice of Meeting and proxy statement may be acted on at the Meeting. If any other business does properly come before the Meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors

/s/ Lydia I. Beebe
----------------------------------
Lydia I. Beebe
Secretary

PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE.

                                (RECYCLE LOGO)

PROXY                                                            [CHEVRON LOGO]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

K. T. Derr, C. M. Pigott and G. H. Weyerhaeuser and each of them, each with the power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in CHEVRON CORPORATION at the annual meeting of its stockholders to be held on May 7, 1996 and any adjournment thereof.

MANAGEMENT RECOMMENDS AND WILL VOTE FOR THE ELECTION OF THE FOLLOWING AS DIRECTORS (UNLESS OTHERWISE DIRECTED):
1. S. H. Armacost, K. T. Derr, R. E. Galvin, S. Ginn, C. A. Hills, C. M. Pigott, C. Rice, J. N. Sullivan, G. H. Weyerhaeuser and J. A. Young.

   To vote for all nominees, check this box. /  /

   To withhold authority to vote for all nominees, check this box. /  /

   To withhold authority to vote for any individual nominee while voting for the remainder, write this nominee's name in the space following:

   ---------------------------------------------------------------------

MANAGEMENT RECOMMENDS AND WILL VOTE FOR THE FOLLOWING (UNLESS OTHERWISE
DIRECTED):
2. Appointment of Price Waterhouse LLP as Independent Public Accountants
   FOR /  /   AGAINST /  /   ABSTAIN  /  /

MANAGEMENT DOES NOT RECOMMEND AND WILL VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSALS (UNLESS OTHERWISE DIRECTED):
3. Proposal to Limit Annual and Cumulative Retirement Pay.
   FOR /  /   AGAINST /  /   ABSTAIN /  /

4. Proposal to Pay Directors Exclusively in Common Stock.
   FOR /  /   AGAINST /  /   ABSTAIN /  /

5. Proposal to Develop Country Investment Guidelines.
   FOR /  /   AGAINST /  /   ABSTAIN /  /

6. Proposal to Prepare an Investment Risk Report on Nigeria.
   FOR /  /   AGAINST /  /   ABSTAIN /  /

                                     (OVER)                   TRANS-180-L(2-96)




Dear Stockholders:                                              [CHEVRON LOGO]

Attached is your 1996 Chevron Corporation Proxy Card. Please read both sides of the Proxy Card and mark, sign, and date it. Then detach and return it promptly using the enclosed reply envelope. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted as recommended by the Board of Directors. We urge you to vote your shares.

We are pleased to invite you to attend the 1996 Annual Meeting of Stockholders of Chevron Corporation to be held at 9:30 a.m. local time on Tuesday, May 7, in the Auditorium of the Nob Hill Masonic Center in San Francisco, California.

Sincerely,

Lydia I. Beebe
Secretary

          PLEASE USE THE ATTACHED TICKET TO ATTEND THE ANNUAL MEETING.
                     YOU ALSO MAY REGISTER AT THE MEETING.




1996 ANNUAL MEETING TICKET                                      [CHEVRON LOGO]

                   FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
                           9:30 A.M., ON MAY 7, 1996

          TO BE HELD IN THE AUDITORIUM OF THE NOB HILL MASONIC CENTER,
                     1111 CALIFORNIA STREET, SAN FRANCISCO.
         (DOORS OPEN AT 8:00 A.M. YOU MAY BYPASS THE REGISTRATION AREA
          AND PRESENT THIS TICKET AT THE ENTRANCE TO THE AUDITORIUM.)


Note: Cameras, tape recorders, etc., will not be allowed in the auditorium during the meeting, other than for Company purposes. A check room will be provided. For your protection, all briefcases, purses, packages, etc. will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you. (See reverse side for additional information.)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, FOR THE NOMINEES, FOR PROPOSAL 2 AND AGAINST THE STOCKHOLDER PROPOSALS 3,4,5 AND 6. This Proxy will also be voted on such other matters as may properly come before the meeting (unless this sentence is stricken).

Please sign as name appears hereon, date, and return this Proxy Card promptly using the enclosed envelope.
--------------------------------------------------------------------------------
Signature/Date                                          Signature/Date

--------------------------------------------------------------------------------

                                - DETACH HERE -

                            PLEASE VOTE YOUR SHARES

Chevron has reserved all available space at the Memorial Temple Garage at 1101 California Street (adjacent to the Masonic Auditorium) to provide complimentary parking for our stockholders. However, capacity is limited. Please show your annual meeting ticket to the garage attendant as you enter the garage.

Real-time captioning services and headsets will be available at the meeting for stockholders with impaired hearing. Please contact an usher at the meeting if you wish to be seated in the real-time captioning section or to use a headset.